Exhibit 99.1

HealthWarehouse.com Inc. (OTCQB:HEWA), Americas’ trusted online pharmacy is pleased to announce that Mr. John Pauly has been appointed Chief Operating Officer and Interim President/Chief Executive Officer, effective January 18, 2017. Mr. Pauly will report to the Board of Directors of HealthWarehouse.com. “Mr. Pauly has built a notable career in the pharmaceutical industry, and we are extremely pleased that he has decided to join the Company as we work to position the Company for continued growth in our online-commerce platform ,” said Brian Ross, a member of the Company’s Board of Directors. “This is an exciting time for the Company and for the online pharmaceutical industry, and I’m eager to continue the positive momentum that has been established, as we seize the market opportunity, ” added Mr. Pauly.

Jeff Holtmeier, who agreed to serve as Chairman, President and CEO following the successful proxy contest last year, is leaving the Company and the Board.  “Jeff Holtmeier has been instrumental in the establishment of a new Board of Directors and a management team. He has delivered very effective leadership during this important time in the Company’s history. He has been a stabilizing force for the employees and has restored their confidence in the Company and its prospects for value creation. We thank Jeff and wish him well in his new endeavors,” said Mr. Ross. “The last few months have been very momentous and I’m proud to have been part of the efforts to re-point the Company to growth in the online pharmacy space,” added Mr. Holtmeier. “As a shareholder, I’m eager to watch as the new board and management continues its efforts to unlock shareholder value in the Company.”

Mr. Pauly brings extensive pharmaceutical experience to the management of HealthWarehouse.com. Prior to joining the Company, Mr. Pauly was the Chief Operating Officer of Specialty Medical Drugstore, and led commercial operations for both Acton and Merz Pharmaceuticals. Mr. Pauly also spent 12 years at Sepracor, where he was responsible for the strategy and operational aspects of Sepracor’s customer base. Before joining Sepracor, Mr. Pauly has also held similar positions at Richwood Pharmaceuticals (Shire Pharmaceuticals) and Centocor (J&J).

About HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky. The Company is focused on the growing out of pocket prescription market. With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States. HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.